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O'CHARLEY'S INC.
EXHIBIT 11

COMPUTATION OF EARNINGS PER COMMON SHARE
(in thousands, except per share data)


                                                                               Year Ended
                                                           --------------------------------------------------
                                                           December 29,        December 31,      December 25,
                                                                   1996                1995              1994
                                                           ------------        ------------      ------------
Net earnings (loss) as reported                                  (1,147)             10,877             5,229

Adjustments:
  Pro forma income tax expense(1)                                   --                 (286)             (256)
                                                           ------------        ------------      ------------
Net earnings (pro forma for 1995 and 1994)                       (1,147)             10,591             4,973
                                                           ============        ============      ============
Weighted average shares outstanding                               8,390               8,438             8,137
                                                           ============        ============      ============
Earnings per common share (pro forma for 1995 and 1994)    $      (0.14)       $       1.26      $       0.61
                                                           ============        ============      ============

(1) Pro forma income tax adjustment to reflect additional income tax expense had Shoex, Inc. been subject to income taxes.